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EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

between

PDVSA FINANCE LTD.

and

JPMORGAN CHASE BANK, as Trustee

Providing for the creation of an issue of
8.50% Notes due November 16, 2012

Dated as of November 16, 2001

TABLE OF CONTENTS

		PAGE
ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION
SECTION 1.01.	Definitions	1
SECTION 1.02.	Construction of References	3
ARTICLE 2 THE NOTES
SECTION 2.01.	Issuance of the Notes	3
SECTION 2.02.	Form and Dating	4
SECTION 2.03.	Maturity; Installments of Principal	4
SECTION 2.04.	Interest on the Notes	4
SECTION 2.05.	Redemption	5
SECTION 2.06.	Record Date	5
SECTION 2.07.	Method of Payment	6
SECTION 2.08.	Denomination and Registration; Book Entry System; Certificated Notes	6
SECTION 2.09.	CUSIP, CINS and/or ISIN Numbers	6
SECTION 2.10.	Transfer and Exchange	7
ARTICLE 3 PAYMENTS; REGISTRAR; PAYING AGENTS
SECTION 3.01.	Payments	8
SECTION 3.02.	Obligations Absolute	8
SECTION 3.03.	Registration and Paying Agent	8
ARTICLE 4 COVENANTS
SECTION 4.01.	Covenants Incorporated by Reference	9
SECTION 4.02.	Reporting Requirements	9
ARTICLE 5 THE TRUSTEE
ARTICLE 6 PRECEDENCE OF PROVISIONS
ARTICLE 7 EVENTS OF DEFAULT; RIGHTS AND REMEDIES OF NOTEHOLDERS
SECTION 7.01.	Events of Default	10
SECTION 7.02.	Rights Cumulative; No Marshaling; Waivers	10
SECTION 7.03.	Default Interest	11
ARTICLE 8 NOTICES
ARTICLE 9 SUPPLEMENTAL INDENTURES; WAIVERS
SECTION 9.01.	Supplemental Indentures Without Consent of Noteholders	11

ARTICLE 10 MISCELLANEOUS
SECTION 10.01.	Limitation of Rights	12
SECTION 10.02.	No Recourse Against Issuer Representatives	12
SECTION 10.03.	Currency	12
SECTION 10.04.	New York Law to Govern	12
SECTION 10.05.	Waiver of Immunity; Submission to Jurisdiction and Appointment of Agent for Service of Process	12
SECTION 10.06.	Counterparts	13
SECTION 10.07.	Effect of Headings	13
EXHIBIT A	—	Form of Note

ii

THIRD SUPPLEMENTAL INDENTURE

    SUPPLEMENTAL INDENTURE dated as of November 16, 2001 between PDVSA FINANCE LTD., a company formed under the laws of the Cayman Islands (together with its successors, the "Issuer"), and JPMORGAN CHASE BANK (formerly known as "The Chase Manhattan Bank"), as trustee (together with its successors as trustee under the Indenture referred to below, the "Trustee") under the Senior Indenture dated as of May 14, 1998, between the Issuer and the Trustee (the "Senior Indenture"), for the benefit and security of the holders of the Notes (as such term is hereinafter defined).

    Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Issuer's 8.50% Notes due November 16, 2012 issued on or after the date hereof (the "Notes"). Reference herein to a "series" or a "series of Notes" means the Notes, which constitutes a separate series of Securities for purposes of the Senior Indenture.

    Reference to any Note includes any Note which is issued upon the registration of transfer or partial redemption of any predecessor Note.

W I T N E S S E T H :

    WHEREAS, the Issuer has duly authorized the issuance of $500,000,000 in initial aggregate principal amount of the Notes;

    WHEREAS, the Issuer has heretofore entered into the Senior Indenture with the Trustee for the purpose of providing for the issuance of its Securities (as defined in the Senior Indenture) and, by the execution of this Supplemental Indenture, the Issuer desires to provide for the creation and issuance of the Notes;

    NOW, THEREFORE, in consideration of the premises and the purchases of the Notes by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

    SECTION 1.01.  Definitions.  For all purposes of this Supplemental Indenture, capitalized terms used herein (i) shall have the respective meanings specified in this section, and (ii) which are defined in the Senior Indenture or the Fiscal Agency Agreement, as applicable, and not otherwise defined herein, shall have the respective meanings assigned to such terms in the Senior Indenture or Fiscal Agency Agreement, as applicable.

    "Agent Members" has the meaning set forth in Section 2.10.

    "Authorized Agent" has the meaning set forth in Section 10.05.

    "Certificated Note" means any certificated Note in fully registered definitive form.

    "Dollars" or "$" or "U.S. Dollars" means the lawful currency of the United States of America and, in relation to any amount to be advanced or paid under this Supplemental Indenture or the Notes, funds having immediate value.

    "DTC" means The Depository Trust Company.

    "FSIA" has the meaning set forth in Section 10.05.

    "Global Note" has the meaning set forth in Section 2.02.

    "hereof", "herein", "hereunder" and words of similar import refer to this Supplemental Indenture as a whole and not to any particular section or provisions of this Supplemental Indenture.

    "Indenture" means the Senior Indenture, as supplemented by this Supplemental Indenture, and as the same may be in effect and as may be further amended, modified or supplemented from time to time with reference to the Notes by one or more supplemental indentures or other written instruments entered into by the Issuer and the Trustee pursuant to the terms thereof.

    "Issuer" has the meaning set forth in the introduction hereto.

    "Make-Whole Premium" means a premium determined as of the Business Day prior to the Redemption Date for a redemption being made pursuant to Section 2.05 of this Supplemental Indenture, in respect of any Note (or the portion thereof) to be redeemed, equal to the amount (but not less than zero) obtained by subtracting (a) the sum of the unpaid principal amount of such Note (or the portion thereof) being redeemed and the amount of interest thereon accrued to such Redemption Date, from (b) the sum of the Current Values of all amounts of principal and interest on such Note (or the portion thereof) being redeemed that would otherwise have become due on and after the date of such determination if such Note or the relevant portion thereof were not being redeemed (each such amount of principal or interest being referred to herein as an "Amount Payable"). The "Current Value" of any Amount Payable means such Amount Payable discounted (on a monthly basis) to its present value on the date of determination, in accordance with the following formula:

Amount Payable
Current Value =	(1 + d/12)n

where "d" is the sum of (i) 50 basis points, plus (ii) the Treasury Yield per annum expressed as a decimal, and "n" is an exponent (which need not be an integer) equal to the number of monthly periods and portions thereof (any such portion of a period to be determined by dividing the number of days in such portion of such period by the total number of days in such period, both computed on the basis of twelve 30-day months in a 360-day year) between the date of such determination and the due date of the Amount Payable. The "Treasury Yield" shall be determined by reference to the yields for U.S. Treasury Notes as indicated (currently on page "500" thereof) on the Telerate Screen for actively traded U.S. Treasury Notes at approximately 10:00 a.m. (New York City time) on the Business Day next preceding such Redemption Date or, if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, by reference to the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to such Redemption Date, and shall be the most recent weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity equal to the then remaining weighted average life of the outstanding principal amount of the Notes (the "Remaining Life"), computed by dividing (A) the sum of all remaining principal payments on the Notes into (B) the total of the products obtained by multiplying (1) the amount of each remaining principal payment on the Notes by (2) the number of years (calculated to the nearest one-twelfth) which will elapse between the date as of which such computation is made and the due date of each remaining principal payment on the Notes. If the Remaining Life is not equal to the constant maturity of a U.S. Treasury Note for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of (x) the actively traded U.S. Treasury Note with the average life closest to and greater than the Remaining Life and (y) the actively traded U.S. Treasury Note with the average life closest to and less than the Remaining Life, except that if the Remaining Life is less than one year, the weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity of one year shall be used. The Treasury Yield shall be computed to the fifth decimal place (one-thousandth of a percentage point) and then rounded to the fourth decimal place (one-hundredth of a percentage point).

    "Next Payment of Scheduled Debt Service" means on any date of determination for any Debt Agreement, the amount of the first payment of Scheduled Debt Service in respect of Indebtedness outstanding under such Debt Agreement that is scheduled to be paid in cash after such date of determination. For this purpose, amounts scheduled to be paid on the same date shall be treated as a single payment whether such amounts shall be principal, interest or otherwise.

    "Noteholder", "Holder" or "holder of any Note" means any Person in whose name a Note is registered in the note register relating to the Notes maintained pursuant to the Indenture.

    "Notes" has the meaning set forth in the introduction hereto.

    "Participants" means institutions that have accounts with the Depositary or its nominee.

    "Paying Agent" has the meaning set forth in Section 3.03

    "Payment Date" means each February 16, May 16, August 16 and November 16 of each year, or if any such day is not a Business Day, the next succeeding Business Day.

    "Record Date" has the meaning assigned to such term in Section 2.06.

    "Redemption Date", when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to Section 2.05 of this Supplemental Indenture and Paragraph 5 or 6, as applicable, and Paragraph 7, in the form of Note attached hereto as Exhibit A.

    "Redemption Price" has the meaning set forth in Section 2.05(a).

    "Registrar" has the meaning set forth in Section 3.03

    "Securities Act" means the Securities Act of 1933, as from time to time amended.

    "Senior Indenture" has the meaning set forth in the introduction hereto.

    "series" or a "series of Notes" has the meaning set forth in the introduction hereto.

    "Supplemental Indenture" means this Third Supplemental Indenture, dated as of November 16, 2001, providing for the issuance of the Notes, as the same shall be from time to time amended and in effect.

    "Trustee" has the meaning set forth in the introduction hereto.

    SECTION 1.02.  Construction of References.  All references in this Supplemental Indenture to designated Sections and other subdivisions are to such designated Sections and subdivisions of this Supplemental Indenture. Except as otherwise indicated, all the agreements or instruments herein defined or referred to shall mean such agreements or instruments as the same may be supplemented or amended from time to time or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof. In the computation of interest and fees payable from a specified date to a later specified date, unless otherwise indicated, the word "from" means "from and including" and the words "to" and "until" both mean "to but excluding". For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms defined herein include the plural as well as the singular.

ARTICLE 2

THE NOTES

    SECTION 2.01.  Issuance of the Notes.  (a) The Notes will be direct, unconditional, senior, unsecured, general obligations of the Issuer. The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated Indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Issuer. The Notes shall be issued substantially in the form of Exhibit A to this Supplemental Indenture, and otherwise issued in accordance with the provisions of the Indenture.

    (b) The Trustee upon presentation of an Issuer Order shall authenticate for original issuance the aggregate principal amount of the 8.50% Notes due November 16, 2012 requested to be authenticated in such Issuer Order.

    (c) The Issuer Order shall specify the amount of Notes to be authenticated, the date on which the issue of the Notes are to be delivered and to whom such Notes are to be delivered.

    (d) The Notes need not all be issued at the same time and, subject to compliance with the covenants set forth in Article 4, additional Notes of the same series may be issued from time to time without the consent of the Holders.

    SECTION 2.02.  Form and Dating.  The Notes and the Trustee's certificate of authentication in respect thereof shall be substantially in the form of Exhibit A hereto, which Exhibit is part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage or the terms hereof. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Any such notations, legends or endorsements not contained in the form of Note attached as Exhibit A hereto shall be delivered in writing to the Trustee. Each Note shall be dated the date of its authentication.

    The terms and provisions contained in the form of Notes shall constitute, and are hereby expressly made, a part of the Senior Indenture and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

    The Notes shall be issued in the form of one or more global notes in definitive, fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto (each such global note, a "Global Note"), except as otherwise permitted herein. Each Global Note shall be registered in the name of the Depositary or its nominee and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

    SECTION 2.03.  Maturity; Installments of Principal.  (a) The Notes will mature and the outstanding principal amount thereof shall be due and payable in full on November 16, 2012.

    (b) Principal on the Notes shall be payable in accordance with the terms of the Notes, as set forth therein.

    (c) Each payment of principal of the Notes shall be allocated to all Notes at the time Outstanding in proportion to the respective outstanding principal amounts thereof; provided that, in any event and in all circumstances, the final installment of principal shall be in an amount sufficient to pay all unpaid principal of, and all accrued and unpaid interest on, all such Notes then Outstanding.

    (d) In the event of any redemption of any of the Notes pursuant to Section 2.05 hereof, the remaining unpaid installments of principal on the Notes will be ratably reduced by an aggregate amount equal to the principal amount so redeemed. A schedule reflecting such reduction shall be prepared by the Issuer and certified by an independent accounting firm and delivered to the Trustee and the Holder of each Note promptly following any redemption resulting in any such reduction. The Trustee may rely conclusively on any such schedule provided to it

    (e) Each Noteholder shall surrender its Note to the Trustee, at the time such Note is repaid in full.

    SECTION 2.04.  Interest on the Notes.  The Notes will bear interest which shall be payable in accordance with the terms of the Notes, as set forth therein.

    SECTION 2.05.  Redemption.  The Issuer will not be required to repurchase or make mandatory redemption or sinking fund payments with respect to any of the Notes.

    (a) The Notes shall be redeemable, in whole, at any time, or in part, from time to time, at the option of the Issuer at the Redemption Price as provided in this Section 2.05. The "Redemption Price" shall be an amount equal to 100% of the outstanding principal amount of the Notes to be redeemed together with accrued and unpaid interest thereon to the Redemption Date, together with an amount equal to the Make-Whole Premium, if any, calculated as of the Business Day prior to the Redemption Date. Each such prepayment must be in a minimum amount of $1,000,000 (or such lesser amount of the Notes as is then outstanding). The principal amount of Notes to be redeemed in part shall be allocated pro rata, by lot or in such other manner as the Trustee deems appropriate and fair.

    (b) The Notes shall be redeemable at the option of the Issuer, as a whole, but not in part, upon giving not less than 30 days' nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payable with respect thereto, if (i) the Issuer has or will become obligated to pay Additional Amounts with respect to such Notes as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands, Venezuela or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the latest date of the issuance of Notes and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of such Notes were then due.

    (c) Prior to the publication or mailing of any notice of redemption pursuant to the preceding paragraph, the Issuer will deliver to the Trustee an Officer's Certificate to the effect that the Issuer's obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it. The Issuer will also deliver to the Trustee an opinion of an independent legal counsel stating that the Issuer is or would be obligated to pay Additional Amounts due to the changes in tax laws or regulations. The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the foregoing paragraph, in which event it will be conclusive and binding on the Holders.

    (d) Notice of any redemption will be sent by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the Redemption Date, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. From and after the relevant Redemption Date, if the Redemption Price for the Notes (or portion thereof) called for redemption shall have been deposited with the Paying Agent on or prior to such Redemption Date and payment of the Redemption Price for the Notes (or portion thereof) called for redemption is not otherwise prohibited, the Notes (or portion thereof) called for redemption will cease to bear interest and the only right of the Holders of such Notes (or portion thereof) in respect of the payment of principal of or interest on the Notes (or portion thereof) subject to redemption will be to receive payment of the Redemption Price. All other rights and remedies of the Holders of such Notes under the Indenture and the Notes shall remain in full force and effect.

    SECTION 2.06.  Record Date.  The Record Date to determine the Noteholders entitled to receive a payment of principal, where applicable, and interest with respect to any Payment Date shall be the first day of the same calendar month in which such Payment Date occurs (whether or not a Business Day) (the "Record Date").

    SECTION 2.07.  Method of Payment.  Payment in respect of principal, interest and Additional Amounts relating thereto, if applicable, on each Payment Date with respect to any Note will be made in Dollars to the person in whose name such Note is registered in the note register on the Record Date immediately preceding such Payment Date by mailing a check for such principal, interest and Additional Amounts relating thereto, if applicable, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.06 hereof, to the address of such Person as it appears on the note register maintained pursuant to the Indenture.

    SECTION 2.08.  Denomination and Registration; Book Entry System; Certificated Notes.  The Notes (including any Global Note) shall be issuable only in registered form without coupons and only in denominations of $1,000 or any integral multiple of $1,000 above such amount. The Notes shall not be issuable in bearer form.

    Subject to this Section 2.08, the Notes shall be represented only by Global Notes. The Global Notes shall be deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, and shall be registered in the name of the Depositary or its nominee. The Depositary shall be DTC unless the Issuer appoints a successor depositary by delivery of an Issuer Order to the Trustee specifying such successor depositary.

    All payments on a Global Note will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of such Global Note and the Issuer will be fully discharged by payment to the Depositary from any responsibility or liability in respect of each amount so paid. Upon receipt of any such payment in respect of a Global Note, the Depositary will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary.

    Unless and until it is exchanged in whole or in part for Certificated Notes, a Global Note may not be transferred except as a whole by the Depositary or nominee thereof to another nominee of the Depositary or to a successor of the Depositary or a nominee of such successor.

    Owners of beneficial interests in Global Notes shall be entitled or required, as the case may be, but only under the circumstances described in this Section 2.08, to receive physical delivery of Certificated Notes.

    Interests in a Global Note shall be exchangeable or transferable, as the case may be, for Certificated Notes if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note, or the Depositary ceases to be a "Clearing Agency" registered under the United States Securities Exchange Act of 1934, and a successor depositary is not appointed by the Issuer within ninety (90) days or (ii) an Event of Default has occurred and is continuing with respect thereto and the owner of a beneficial interest therein requests such exchange or transfer. Upon the occurrence of either of the events described in the preceding sentence, the Issuer shall cause the appropriate Certificated Notes to be delivered to the owners of beneficial interests in the Global Notes. Certificated Notes shall be exchangeable or transferable for interests in other Certificated Notes in the manner described in Section 2.10.

    SECTION 2.09.  CUSIP, CINS and/or ISIN Numbers.  The Issuer in issuing the Notes may use "CUSIP", "CINS" and/or "ISIN" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP", "CINS" and/or "ISIN" numbers in notices of redemption as a convenience to Noteholders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the "CUSIP", "CINS" or "ISIN" numbers.

    SECTION 2.10.  Transfer and Exchange.

    (a)  Obligations with Respect to Transfers and Exchanges of Notes.  Upon surrender for registration of transfer of any Note to the Registrar, and subject to the other provisions of this Section 2.10, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount; provided that the Issuer shall not execute and the Trustee shall not authenticate any such new Notes during the period commencing after any Record Date and ending on or prior to the related Payment Date.

    At the option of the Holder, and subject to the other provisions of this Section 2.10, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, and subject to the other provisions of this Section 2.10, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

    All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and subject to the other provisions of this Section 2.10, entitled to the same benefits under this Supplemental Indenture, as the Notes surrendered upon such registration of transfer or exchange.

    Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer or the Registrar and be duly executed by the Holder thereof or his attorney duly authorized in writing.

    No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    No transfer of a Note to any Person shall be effective under this Supplemental Indenture unless and until such Note has been registered in the name of such Person.

    (b)  Transfer and Exchange of Global Notes.  The provisions of clauses (i), (ii), (iii), (iv) and (v) below shall apply only to Global Notes.

      (i)  General.  Each Global Note authenticated under the Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

      (ii)  Transfer of Global Notes.  The transfer and exchange of beneficial interests in a Global Note shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

      (iii)  Transfer to Persons other than Depositary.  Notwithstanding any other provision in the Indenture or the Notes, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the Depositary or a nominee thereof unless (A) the Depositary notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note, or the Depositary ceases to be a "Clearing Agency" registered under the United States Securities Exchange Act of 1934, and a successor depositary is not appointed by the Issuer within ninety (90) days or (B) an Event of Default has occurred and is continuing with respect thereto and the owner of a beneficial interest therein requests such exchange or transfer. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the Depositary. Any Security issued in exchange for a Global Note or any portion thereof shall be a Global Note, provided that any such Security so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.

      (iv)  Global Note to Definitive Note.  Notes issued in exchange for a Global Note or any portion thereof pursuant to clause (iii) above shall be issued in definitive, fully registered form without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear any legends required hereunder. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee, as Authenticating Agent. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

      (v) In the event of the occurrence of any of the events specified in clause (iii) above, the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons.

      (vi)  No Rights of Agent Members in Global Note.  Neither any members of, or Participants in, the Depositary ("Agent Members") nor any other Persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Note, or under any Global Note, and the Depositary or its nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

ARTICLE 3

PAYMENTS; REGISTRAR; PAYING AGENTS

    SECTION 3.01.  Payments.  All payments to be made to the Noteholders hereunder will be made in accordance with this Supplemental Indenture, the Fiscal Agency Agreement and the Senior Indenture.

    SECTION 3.02.  Obligations Absolute.  Notwithstanding anything to the contrary in this Article 3, nothing contained herein shall be construed to relieve or diminish the absolute obligation of the Issuer to pay all amounts and perform all obligations to be paid or performed by it pursuant to the Transaction Documents.

    SECTION 3.03.  Registration and Paying Agent.  (a) The Issuer shall maintain (i) an office or agency in the Borough of Manhattan, The City of New York, where Notes may be presented for registration of transfer or exchange ("Registrar") and (ii) an office or agency of the Issuer where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-Registrars and one or more additional Paying Agents and may designate a Paying Agent as principal Paying Agent (the "Principal Paying Agent") under the Indenture and the Notes. The term "Registrar" includes any co-Registrar and the term "Paying Agent" includes any additional Paying Agent, provided that the Fiscal Agent shall at all times act as the Principal Paying Agent. The Issuer may at any time change any Paying Agent or Registrar without notice to any Holder, provided that the Fiscal Agent shall at all times act as the Principal Paying Agent. The Issuer may act as Registrar. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

    (b) The Issuer initially appoints (i) the Trustee as Registrar, (ii) the Fiscal Agent as Principal Paying Agent, (iii) Chase Manhattan Bank Luxembourg S.A., as Paying Agent and (iv) DTC as Depositary for the Notes.

    (c) The Issuer shall enter into an appropriate written agency agreement with any Registrar or Paying Agent not a party to the Indenture or the Fiscal Agency Agreement, which agreement shall implement the provisions of the Indenture that relate to such Registrar or Paying Agent, and shall furnish a copy of each such agreement to the Trustee. The Issuer shall promptly notify the Trustee in writing of the name and address of any such Registrar or Paying Agent.

    (d) The Trustee is authorized to enter into a letter of representation with the Depositary in the form provided to the Trustee by the Issuer and to act in accordance with such letter.

ARTICLE 4

COVENANTS

    SECTION 4.01.  Covenants Incorporated by Reference.  The Issuer covenants and agrees that, so long as any amount payable under any Note remains unpaid, it shall observe and perform each of the covenants set forth in the Fiscal Agency Agreement and the Senior Indenture, which covenants are incorporated by reference in this Supplemental Indenture as if fully set forth herein, in accordance with their terms.

    SECTION 4.02.  Reporting Requirements.  The Issuer covenants and agrees that, so long as any amount payable under any Note remains unpaid, it shall file with the Trustee (i) within 10 Business Days after the last day of each month (A) a schedule of all amounts transferred by it or on its behalf to PDVSA Petróleo S.A. (successor in interest of PDVSA-P&G) as the Purchase Price for additional Purchased Receivables in accordance with the Receivables Purchase Agreement, together with evidence thereof and (B) a schedule of Collections received from Designated Customers with respect to Purchased Receivables during such month, together with evidence thereof, (ii) within 30 days after the last day of each fiscal quarter of the Issuer (x) a schedule of Designated Customers as of the last day of such fiscal quarter, (y) a schedule of Purchased Receivables owing from such Designated Customers on the last day of such fiscal quarter and (z) a certificate of an Authorized Officer of the Issuer stating that the Issuer is in compliance with its financial covenants and that as of the end of such fiscal quarter no Event of Default (or event or condition that with the giving of notice or passage of time (or both) would constitute an Event of Default) under Section 7.01(g) of the Fiscal Agency Agreement had occurred and was continuing, together with calculations sufficiently detailed to support such statement, (iii) unaudited quarterly financial statements within 60 days after the last day of the first three fiscal quarters of each fiscal year, (iv) any other information required to be supplied to any Person (and delivered to the Issuer) pursuant to Sections 5.02 and 6.05 of the Receivables Purchase Agreement, within any relevant time limit specified therein (provided that the Trustee is not under any independent obligation to determine whether the requirements of such Sections are being complied with or to independently identify information delivered pursuant to such Sections) and (v) annual audited financial statements within 120 days after the last day of each fiscal year, together with a certificate of an Authorized Officer of the Issuer stating that to the best of his knowledge no Event of Default has occurred and is then continuing or, if an Event of Default has occurred and is continuing, stating such fact and including a description of the nature of such Event of Default and the actions that the Issuer or any other Person proposes to take with respect thereto.

ARTICLE 5

THE TRUSTEE

    The Trustee shall have all rights and obligations as set forth with respect to the Trustee under the Senior Indenture.

ARTICLE 6

PRECEDENCE OF PROVISIONS

    In the case of a conflict between a provision of this Supplemental Indenture (a "Supplemental Provision") and any other provision of the Senior Indenture, the Supplemental Provision shall control.

ARTICLE 7

EVENTS OF DEFAULT; RIGHTS AND REMEDIES OF NOTEHOLDERS

    SECTION 7.01.  Events of Default.  "Event of Default" with respect to the Notes issued hereunder wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (a) failure by the Issuer to remedy a breach of any covenant under this Supplemental Indenture in any material respect (other than those covenants incorporated by reference in Article 4 hereof) within 60 days after the Issuer became aware or should have become aware of such breach; or

    (b) the occurrence of any "Event of Default" under the Senior Indenture with respect to the Notes; or

    (c) it becomes unlawful for the Issuer to perform any of its obligations under the Fiscal Agency Agreement, the Senior Indenture, this Supplemental Indenture, or the Notes; or

    (d) the Incurrence by the Issuer of Indebtedness if, after giving effect to such Incurrence and the receipt and application of the proceeds thereof, the aggregate outstanding principal amount of the Issuer's Indebtedness exceeds $6 billion, unless the rating of the Notes immediately prior to such Incurrence is confirmed by each Rating Agency; or

    (e) at any time, and for 7 consecutive Business Days, the aggregate amount of cash and Permitted Investments held in, or credited to, the Liquidity Facility (including Acceptable Letters of Credit held in lieu of cash or Permitted Investments pursuant to Section 5.03 of the Fiscal Agency Agreement) is less than an amount, determined at such time, equal to the sum of the Next Payments of Scheduled Debt Service for all Debt Agreements pursuant to which Indebtedness is outstanding on such date; or

    (f)  the Issuer (or any entity that has assumed its obligations thereunder) revokes or terminates the Fiscal Agency Agreement, the Senior Indenture, this Supplemental Indenture or any of the Notes or the Fiscal Agency Agreement, the Senior Indenture, this Supplemental Indenture or any of the Notes ceases to be in full force and effect other than pursuant to its terms or is repudiated by the Issuer.

    SECTION 7.02.  Rights Cumulative; No Marshaling; Waivers.  (a) The Issuer hereby agrees that the rights and remedies set forth in the provisions hereof and of the Fiscal Agency Agreement and the Indenture are cumulative and may be exercised singly or concurrently and are in addition to all other rights and remedies however existing or arising. To the extent that it lawfully may, the Issuer hereby agrees that it will not at any time plead, claim or take the benefit of any appraisement, valuation, stay, extension, moratorium or redemption law now or hereafter in force and any requirement of marshaling in the event of foreclosure of the Note interests hereby created, and the Issuer, for itself and all who may claim under the Issuer, as far as the Issuer lawfully may do so, hereby waives and releases the benefit of all such laws.

    (b) A waiver by the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee would otherwise have had on any future occasion. No waiver by the Trustee of any right, power, remedy or privilege hereunder on any one occasion shall be construed as a bar to any right, power, remedy or privilege which the Trustee would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising, on the part of the Trustee or any of the Noteholders, any right, power, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, remedy or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

    (c) Upon becoming a Holder of Notes, each such Holder shall be deemed to agree that such Holder shall only be entitled to receive payment of Accelerated Debt Service in respect of such Notes, and such Holder shall not ask, demand, sue for, take or receive from the Issuer, by set-off or in any other manner, or retain, payment (in whole or in part) of Accelerated Debt Service other than such Holder's ratable share of amounts, if any, on deposit in the Retention Account established and maintained with the Fiscal Agent; provided that such agreement shall automatically cease to have any force and effect upon the occurrence and during the continuance of any Event of Default of the type referred to in Sections 7.01(a), 7.01(c), 7.01(d), 7.01(g), 7.01(h), 7.01(i), 7.01(k)(ii), 7.01(l) or 7.01(m) of the Fiscal Agency Agreement. The foregoing shall not limit the right of any person to enforce the Receivables Documents against any party thereto or to exercise any right thereunder.

    SECTION 7.03.  Default Interest.  Notwithstanding any other provision of the Indenture to the contrary, if the Issuer shall fail to pay, when due, any principal installment of any Note or any other amount (whether of interest, fees or otherwise) owing to any Noteholder or the Trustee hereunder, then the Issuer will pay to such Noteholder or the Trustee, as the case may be, on demand additional interest on the amount in default (after giving effect to any applicable grace period) from the date such payment became due until payment in full of such amount in default at the rate of 1% per annum over the otherwise applicable per annum interest rate.

ARTICLE 8

NOTICES

    Any notice or other communication required to be delivered in connection with this Supplemental Indenture shall be delivered in accordance with the provisions of the Senior Indenture.

ARTICLE 9

SUPPLEMENTAL INDENTURES; WAIVERS

    SECTION 9.01.  Supplemental Indentures Without Consent of Noteholders.  In addition to the matters specified in Article 8 of the Senior Indenture, the Issuer and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto or to the Senior Indenture relating to the Notes, without the vote or approval of any Noteholders, to convey, transfer, assign, mortgage or pledge to the Trustee, or grant to the Trustee an interest in, any property or assets for the ratable benefit of the Noteholders; provided, however, that no such supplemental indenture shall modify any provision of the Indenture which is intended to provide for the ratable benefit of all Noteholders.

ARTICLE 10

MISCELLANEOUS

    SECTION 10.01.  Limitation of Rights.  Nothing expressed or implied herein, in the Fiscal Agency Agreement, the Indenture or the Notes shall give any person other than the Trustee, the Issuer and the Noteholders any right, remedy or claim under or with respect to the Fiscal Agency Agreement or the Indenture.

    SECTION 10.02.  No Recourse Against Issuer Representatives.  The Fiscal Agency Agreement, the Indenture, and any other document executed and delivered by the Issuer in connection therewith is intended to be a corporate obligation of the Issuer only, and all of the statements, representations, covenants and agreements made by the Issuer contained herein or therein are made and intended only for the purpose of binding the Issuer and establishing the existence of rights and remedies provided for therein which can be exercised and enforced against the Issuer. Therefore, anything contained in the Fiscal Agency Agreement, the Senior Indenture, and any other document to the contrary notwithstanding, no recourse may be made by any Noteholder against any incorporator, stockholder, officer or director as such of the Issuer with respect to claims against the Issuer arising under or relating to the Fiscal Agency Agreement or the Indenture; provided, however, that nothing in this Section 10.02 shall relieve the Issuer from its corporate obligations under the Indenture and the other Transaction Documents to which it is a party.

    SECTION 10.03.  Currency.  (a) If any expense required to be reimbursed to the Trustee pursuant to the Indenture is originally incurred in a currency other than Dollars, the Issuer shall nonetheless make reimbursement of that expense in Dollars in an amount equal to the amount in Dollars what would have been required for the Person that incurred that expense to have purchased, in accordance with normal banking procedures, the sum paid in such other currency (after any premium and costs of exchange) on the date that expense was originally incurred. Any interest accruing thereon pursuant to Section 7.03 hereof shall be computed on the basis of that amount in Dollars.

    (b) Each reference in the Indenture to Dollars is of the essence. To the fullest extent permitted by applicable law, the obligation of the Issuer in respect of any amount due under the Indenture or with respect to the Notes shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which that Person receives that payment. If the amount in Dollars that may be so purchased for any reasons falls short of the amount originally due, the Issuer shall pay such additional amounts, in Dollars, as may be necessary to compensate for the shortfall and if the Dollars so purchased exceed the amount originally due, such excess shall be remitted to the Issuer. Any obligation of the Issuer not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

    SECTION 10.04.  New York Law to Govern.  This Supplemental Indenture and each Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

    SECTION 10.05.  Waiver of Immunity; Submission to Jurisdiction and Appointment of Agent for Service of Process.  The Issuer represents and warrants to the Trustee and the Holders that the execution by it of this Supplemental Indenture and the Notes and the performance by it of its obligations hereunder and thereunder, constitute commercial activities of the Issuer within the meaning of the Foreign Sovereign Immunities Act of 1976, as amended, 28 U.S.C. §§ 1602-1611 (the "FSIA").

    To the extent that the Issuer (including any of its revenues, assets or properties) has or hereafter may acquire any immunity from jurisdiction of any court, from service or notice, attachment prior to judgment, attachment in aid of execution of judgement, or any other legal process for enforcement of judgment in any action or proceeding in any manner arising out of this Indenture, the Notes, or the transactions contemplated hereby or thereby, the Issuer hereby irrevocably agrees not to plead or claim, and irrevocably waives any such immunity, and any defense based on such immunity, in respect of its obligations arising out of this Indenture, the Notes and the transactions contemplated hereby and thereby. Without limiting the foregoing, the Issuer hereby expressly and irrevocably waives (and agrees not to plead or claim or raise as a defense) any sovereign immunity under the FSIA from (i) any action or proceeding in any Federal or state court in the United States arising out of this Indenture, the Notes and the transactions contemplated hereby and thereby and (ii) attachment prior to judgment, attachment in aid of execution, or execution of a judgment arising out of this Indenture, the Notes and the transactions contemplated hereby and thereby against the revenues, assets or properties of the Issuer located in the United States.

    The Issuer agrees that any legal suit, action or proceeding brought by the Trustee or any Noteholder arising out of or based upon this Supplemental Indenture or the Notes may be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto), and if they cannot or will not hear such an action, then in the state courts of the County and State of New York (and courts of appeal thereto), waives any claim that such proceeding has been brought in an inconvenient forum, irrevocably submits to and accepts the nonexclusive jurisdiction of such courts in any such proceeding and irrevocably hereby appoints CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors, as its authorized agent (the "Authorized Agent") upon which process may be served in any such action which may be instituted in any such court. The Issuer agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer (mailed or delivered to the Issuer at its address set forth above) shall be deemed effective service of process upon the Issuer, as the case may be. Notwithstanding the foregoing, any action based on this Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby may be instituted by the Trustee or any Noteholder in any competent court, including courts in the Cayman Islands and the Republic of Venezuela.

    SECTION 10.06.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

    SECTION 10.07.  Effect of Headings.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

    IN WITNESS WHEREOF, the Issuer and the Trustee have each caused this Supplemental Indenture to be executed by its duly authorized officer as of the date first set forth above.

PDVSA FINANCE LTD.
By:	/s/ LUIS DAVILA Name: Luis Davila Title: Director
By:	/s/ JULIAN FLESZCZYNSKI Name: Julian Fleszczynski Title: Director
JPMORGAN CHASE BANK, as Trustee
By:	/s/ LUCIA JAKLITSCH Name: Lucia Jaklitsch Title: Assistant Vice-President

[FACE OF NOTE]

    UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK), A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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PDVSA FINANCE LTD.
8.50% NOTE DUE NOVEMBER 16, 2012

CUSIP No.:
ISIN No.:	, 200
$	No.

    PDVSA FINANCE LTD., a limited liability company organized under the laws of the Cayman Islands (the "Issuer," which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of            United States Dollars (U.S.$    ), payable as set forth on the reverse side of this Note.

    This Note will mature on November 16, 2012.

    Interest and principal on this Note shall be payable as set forth on the reverse side of this Note.

    Reference is hereby made to the additional provisions of this Note set forth on the reverse hereof, which additional provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURES FOLLOW]

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    IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

PDVSA FINANCE LTD.
By:	/s/ LUIS DAVILA Name: Luis Davila Title: Director
By:	/s/ JULIAN FLESZCZYNSKI Name: Julian Fleszczynski Title: Director

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FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION

    This is one of the 8.50% Notes due November 16, 2012 described in the within-mentioned Indenture.

JPMORGAN CHASE BANK, as Trustee
	By:	/s/ LUCIA JAKLITSCH Authorized Signatory
Dated: November 11, 2001

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[REVERSE SIDE OF NOTE]

PDVSA FINANCE LTD.

8.50% Note due November 16, 2012

    1.  Interest and Principal

    Principal of this Note is payable on February 16, May 16, August 16 and November 16 (or, if any such day is not a Business Day, the next succeeding Business Day, each, a "Payment Date") of each year to the registered Holder of this Note as of February 1, May 1, August 1 and November 1 (each, a "Record Date") immediately preceding such Payment Date, commencing on November 16, 2010, in equal installments of principal equal to 11 1/9% of the original principal amount of this Note. The portion of the principal amount of this Note remaining unpaid on November 16, 2012 (the "Maturity Date"), together with all interest accrued and unpaid thereon, shall be due and payable in full on the Maturity Date.

    Interest on this Note (including any Additional Amounts, if any) shall be payable on the unpaid principal amount of this Note on each Payment Date to the registered Holder of this Note as of the relevant Record Date, commencing on February 16, 2002, at the rate of 8.50% per annum. Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid on this Note, from the date of issuance. Accrued interest on this Note shall be calculated on the basis of a 360-day year of twelve 30-day months and shall be payable in arrears on each Payment Date to the Holder of this Note as of the Record Date immediately preceding the Payment Date. Any such interest not so punctually paid or duly provided for ("Defaulted Interest") will forthwith cease to be payable to the Holder on such Record Date and shall instead be payable to the Holder of record on a date (a "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Issuer, notice whereof shall be given by the Trustee to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

    If the Issuer shall fail to pay, when due, any principal installment of this Note or any other amount (whether of interest, fees or otherwise) owing to the Holder hereunder, then, the Issuer will pay to the Holder on demand additional interest on the amount in default (after giving effect to any applicable grace period) from the date such payment became due until payment in full of such amount in default at the rate of 1% per annum over the otherwise applicable per annum interest rate.

    2.  Method of Payment

    The Issuer shall pay principal, where applicable, and interest (including any Additional Amounts) on this Note (except Defaulted Interest) to the Persons who are the registered Holders at the close of business on the applicable Record Date. Except as provided below, the Issuer shall pay principal and interest in cash in U.S. dollars. This Note will be payable as to principal, premium, if any, and interest (including any Additional Amounts) and this Note may be presented for registration of transfer or exchange, at the office or agency of the Issuer maintained for such purpose within or without the Borough of Manhattan, the City and State of New York or, at the option of the Issuer, payment of interest and principal (including any Additional Amounts), may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest and any Additional Amounts on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to an account within the United States to the Issuer or the Paying Agent no later than the Record Date. Such wire instructions shall remain in effect until revoked. Such payment shall be in such cash or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Until otherwise designated by

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the Issuer, the Issuer's office or agency will be the Corporate Trust Office of the Trustee located at the date of the Supplemental Indenture referred to below at 450 West 33rd Street, 15th Floor, New York, New York 10001.

    3.  Paying Agent and Registrar

    Initially, JPMorgan Chase Bank (formerly known as "The Chase Manhattan Bank") will act as Trustee (the "Trustee," which term includes any successor Trustee under the Indenture) and fiscal and paying agent (the "Fiscal Agent", which term includes any successor Fiscal Agent under the Fiscal Agency Agreement). The Trustee will act as Registrar and the Fiscal Agent and the Trustee and Chase Manhattan Bank Luxembourg S.A. will act as Paying Agents. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders; provided that the Fiscal Agent shall at all times be the principal Paying Agent. The Issuer may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

    4.  Indenture

    This Note is one of the 8.50% Notes due November 16, 2012 issued under a Senior Indenture dated as of May 14, 1998 (the "Senior Indenture") and supplemented by the Third Supplemental Indenture dated as of November 16, 2001 (the "Supplemental Indenture") between the Issuer and the Trustee (the Senior Indenture and the Supplemental Indenture, collectively, the "Indenture"). Capitalized terms herein are used as defined in the Senior Indenture, the Supplemental Indenture or the Fiscal Agency Agreement, as applicable, unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "TIA"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. The Notes are direct, unconditional, senior, unsecured, general obligations of the Issuer.

    5.  Redemption

    The Notes shall be redeemable, in whole, at any time, or in part, from time to time, at the option of the Issuer at the Redemption Price as provided in Section 2.05 of the Supplemental Indenture. The "Redemption Price" shall be an amount equal to 100% of the outstanding principal amount of the Notes to be redeemed together with accrued and unpaid interest thereon to the Redemption Date, together with an amount equal to the applicable Make-Whole Premium, if any, calculated as of the Business Day prior to the Redemption Date. Each such prepayment must be in a minimum amount of $1,000,000 (or such lesser amount of such Notes as is then Outstanding). The principal amount of Notes to be redeemed in part shall be allocated pro rata, by lot or in such other manner as the Trustee deems appropriate and fair.

    6.  Redemption for Tax Reasons

    The Notes shall be redeemable at the option of the Issuer, as a whole, but not in part, upon giving not less than 30 days' nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payable with respect thereto, if (i) the Issuer has or will become obligated to pay Additional Amounts with respect to such Notes as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands, Venezuela or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the latest date of the issuance of Notes and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect to such Notes were then due.

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    Prior to the publication or mailing of any notice of redemption pursuant to the preceding paragraph, the Issuer must deliver to the Trustee an Officer's Certificate to the effect that the Issuer's obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it. The Issuer will also deliver to the Trustee an opinion of an independent legal counsel stating that the Issuer is or would be obligated to pay Additional Amounts due to the changes in tax laws or regulations. The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the foregoing paragraph, in which event it will be conclusive and binding on the Holders.

    7.  Notice of Redemption

    Notice of any redemption will be sent by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the Redemption Date, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for return, unless the Issuer defaults in the payment thereof.

    Except as set forth in the Indenture, from and after the relevant Redemption Date, if the Redemption Price for the Notes (or portion thereof) called for redemption shall have been deposited with the Paying Agent on or prior to such Redemption Date and payment of the Redemption Price for the Notes (or portion thereof) called for redemption is not otherwise prohibited, the Notes (or portion thereof) called for redemption will cease to bear interest and the only right of the Holders of such Notes (or portion thereof) in respect of the payment of principal of or interest on the Notes (or portion thereof) subject to redemption will be to receive payment of the Redemption Price. All other rights and remedies of the Holders of such Notes under the Indenture and the Notes shall remain in full force and effect.

    8.  Denominations; Transfer; Exchange

    The Notes are in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of Notes in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of the Notes, but the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charge payable in connection therewith. Under certain circumstances set forth in the Indenture, the Registrar need not register the transfer of or exchange any Notes.

    9.  Additional Amounts

    All payments by the Issuer in respect of the Notes shall be made by the Issuer without withholding or deduction for or on account of any present or future taxes, duties, levies, or other governmental charges of whatever nature in effect on the date of the Indenture or imposed or established in the future by or on behalf of the Cayman Islands or Venezuela or any authority in the Cayman Islands or Venezuela. In the event any such taxes or liabilities are so imposed or established, the Issuer shall pay to each Holder such Additional Amounts as may become payable under Section 3.08 of the Senior Indenture, subject to certain exceptions.

    10.  Persons Deemed Owners

    The registered Holder of a Note may be treated as the owner of such Note for all purposes.

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    11.  Unclaimed Money

    If money for the payment of principal of or interest on the Notes remains unclaimed for two years after the date upon which such principal or interest shall have become due and payable, the Trustee or the Paying Agent, as applicable, will pay the money back to the Issuer in accordance with Section 10.04 of the Senior Indenture. After that, all liability of the Trustee and any such Paying Agent with respect to such money shall cease.

    12.  Discharge Prior to Redemption or Maturity

    If, in accordance with Article 10 of the Senior Indenture, the Issuer irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, cash, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes through redemption or maturity and complies with all other applicable provisions of the Indenture, the Issuer will be discharged from certain provisions of the Indenture and the Notes (including the covenants described in Paragraph 14 below, but excluding its obligation to pay the principal of and interest on the Notes).

    13.  Amendment; Supplement; Waiver

    Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding (if applicable, voting as one class with other Holders of Notes of all affected series issued under the Indenture), and any past default and certain existing Events of Default and their consequences may be waived with the consent of the Holders of the requisite percentage in aggregate principal amount of the Notes then Outstanding (if applicable, voting as one class and with other Holders of Notes of the affected series issued under the Indenture). If, at any time after the principal of the Notes shall have been declared due and payable due to an Event of Default in accordance with the provisions of the Indenture, and any and all Events of Default (other than the non-payment of the principal of the Notes which shall have become due by acceleration) shall have been cured, waived or otherwise remedied as provided in the Indenture, the Holders of a majority in aggregate principal amount of Notes then Outstanding, voting as a single class, by written notice to the Issuer and the Trustee, may waive all defaults with respect to the Notes and rescind and annul such declaration and its consequences, it being understood that no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the interests of any Holder of a Note.

    14.  Covenants

    The Indenture and the Fiscal Agency Agreement impose certain limitations on the ability of the Issuer to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with Affiliates, incur liens, sell assets, merge or consolidate with any other Person or transfer (by lease, conveyance or otherwise) all or substantially all of the properties and assets of the Issuer, other than in accordance with the terms of the Indenture and Fiscal Agency Agreement. The limitations are subject to a number of important qualifications and exceptions.

    15.  Successors

    When a successor to the Issuer assumes all the obligations of its predecessor under the Notes and the Indenture pursuant to the terms of the Indenture, the predecessor will be released from those obligations.

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    16.  Defaults and Remedies

    If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization), then in every such case, unless the principal of all of the Notes shall have already become due and payable, the Holders of 50% (with respect to an Event of Default relating to certain nonpayments of principal and interest on the Notes) or 66 2/3% (with respect to all other Events of Default except an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) in aggregate principal amount of Notes then Outstanding may declare all the Notes to be due and payable in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any Event of Default (except an Event of Default in payment of principal or interest), if it determines that withholding such notice is in their interest.

    Upon becoming a Holder of Notes, each such Holder shall be deemed to agree that such Holder shall only be entitled to receive payment of such accelerated amounts in respect of such Notes, and such Holder shall not ask, demand, sue for, take or receive from the Issuer, by set-off or in any other manner, or retain, payment (in whole or in part) of such amounts other than such Holder's ratable share of amounts, if any, on deposit in the Retention Account established and maintained with the Fiscal Agent; provided that such agreement shall automatically cease to have any force and effect upon the occurrence and during the continuance of any Event of Default of the type referred to in Sections 7.01(a), (c), (d), (g), (h), (i), (k)(ii), (l) or (m) of the Fiscal Agency Agreement. The foregoing shall not limit the right of any person to enforce the Receivables Documents against any party thereto or to exercise any right thereunder.

    17.  Trustee Dealings with Issuer

    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

    18.  No Recourse Against Others

    No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Note, or because of any indebtedness evidenced hereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder hereof and as part of the consideration for the issue of this Note.

    19.  Currency of Account; Conversion of Currency

    U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes or the Indenture, including damages. The Issuer has agreed that the provisions of Section 10.03 of the Supplemental Indenture shall apply to conversion of currency in the case of the Notes and the Indenture.

    20.  Governing Law

    The Indenture and this Note shall be governed by, and construed in accordance with, the law of the State of New York.

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    21.  Agent for Service; Submission to Jurisdiction; Waiver of Immunities

    The Issuer has appointed CT Corporation System, currently located at 111 Eighth Avenue, New York, New York, 10011, as its authorized agent upon which process may be served in any suit, or proceeding with respect to, arising out of, or relating to, this Note or the Indenture that may be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto), and if they cannot or will not hear such an action, then in the state courts of the County and State of New York (and courts of appeal thereto), or brought under Federal or state securities laws and have agreed that there shall, at all times, be at least one agent for service of process for the Issuer appointed and acting in accordance with the provisions of Section 11.09 of the Senior Indenture relating to agent for service of process. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer has irrevocably waived such immunity in respect of its obligations under the Indenture and this Note to the extent permitted by law.

    22.  Authentication

    This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

    23.  Abbreviations and Defined Terms

    Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (=tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

    24.  CUSIP, CINS and/or ISIN Numbers

    The Issuer will cause CUSIP, CINS and/or ISIN numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

    25.  Additional Rights of Holders

    The Issuer will furnish to any Holder upon written request and without charge a copy of the Senior Indenture and Supplemental Indenture. Requests may be made to:

  PDVSA Finance Ltd.
  Caledonian Bank & Trust Ltd.
  Caledonian House
  P.O. Box 1043
  George Town, Grand Cayman
  Cayman Islands

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QuickLinks

TABLE OF CONTENTS
THIRD SUPPLEMENTAL INDENTURE
ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION
ARTICLE 2 THE NOTES
ARTICLE 3 PAYMENTS; REGISTRAR; PAYING AGENTS
ARTICLE 4 COVENANTS
ARTICLE 5 THE TRUSTEE
ARTICLE 6 PRECEDENCE OF PROVISIONS
ARTICLE 7 EVENTS OF DEFAULT; RIGHTS AND REMEDIES OF NOTEHOLDERS
ARTICLE 8 NOTICES
ARTICLE 9 SUPPLEMENTAL INDENTURES; WAIVERS
ARTICLE 10 MISCELLANEOUS
PDVSA FINANCE LTD. 8.50% NOTE DUE NOVEMBER 16, 2012
FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION
[REVERSE SIDE OF NOTE]